Exhibit 99.2

NEWS RELEASE

Diversa Appoints Gary W. Noon Senior Vice President, Pharmaceuticals

San Diego, CA, October 21, 2004 - Diversa Corporation (Nasdaq: DVSA) today announced the appointment of Gary W. Noon as Senior Vice President, Pharmaceuticals, reporting to Dr. Jay M. Short, Diversa’s President and Chief Executive Officer. Effective with his arrival at Diversa in mid-November, Mr. Noon will assume responsibility for all pharmaceutical-related activities of the company. Diversa has established pharmaceutical collaborations with GlaxoSmithKline, Medarex, Xoma, and Syngenta and has a growing pipeline of internal and partnered pharmaceutical candidates in both the small molecule and protein therapeutic areas.

“Gary Noon is a seasoned pharmaceutical industry executive,” said Dr. Short. “His proven leadership abilities, extensive industry experience, and analytical capabilities represent tremendous assets to the Diversa team. He has a terrific combination of global pharmaceutical expertise with market leaders as well as hands-on experience in evaluating hundreds of pharmaceutical clinical development strategies.”

Mr. Noon, 50, has more than 24 years’ experience in the global pharmaceutical industry. Joining Diversa from IMS Health, Mr. Noon most recently served as President of IMS Health U.S., where he was responsible for leading a diverse team of pharmaceutical industry consultants, market researchers, and marketers and developed a rapidly growing business in the U.S.

Prior to IMS Health, Mr. Noon was with Pfizer/Warner Lambert, where he was responsible for taking pharmaceutical products from the discovery research phase to commercial introduction. At Warner Lambert, he received a President’s Award for his strategic repositioning of the drug Pregablin, which created increased sales opportunities.

At GlaxoWellcome during the early- to mid-1990s, Mr. Noon held a series of progressively more responsible executive positions, including general manager of Wellcome Pharmaceutical U.K., and regional director, Wellcome Pharmaceutical U.K. and Northern Europe. As general manager of the Wellcome Foundation, Mr. Noon had responsibility for the Medical (Ethical Pharmaceutical) and Consumer (OTC) divisions, which employed 600 professionals.

From 1986 to 1991, Mr. Noon worked at Bristol Myers Squibb, first as marketing director responsible for the product launch of the drug Lipostat, and later was promoted to general manager, U.K. While at Abbott from 1983 to 1986, he launched the drug Erythroped A. Mr. Noon began his career as a product manager at Roche in the U.K.

Mr. Noon holds a B.Sc. in Molecular Sciences and an M.Sc. in Molecular Biology from Warwick University in England. He received an MBA from the Warwick University Business School in 1981.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel protein-based products. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. Diversa has established alliances and joint ventures with market leaders, such as Amgen, BASF, Bayer Animal Health, The Dow Chemical Company, DSM Pharma Chemicals, DuPont Bio-Based Materials, Givaudan Flavors Corporation, GlaxoSmithKline plc, Invitrogen Corporation, Medarex, and XOMA. In addition, Diversa has formed a broad strategic relationship with Syngenta AG, a world-leading agribusiness company. Diversa has commercialized products both independently and in collaboration with strategic partners and licensees. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to Diversa’s pipeline of pharmaceutical candidates and Mr. Noon’s abilities to further develop and commercialize those candidates, all of which are prospective. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with Diversa’s new and uncertain technologies, Diversa’s dependence on patents and proprietary rights, Diversa’s protection and enforcement of its patents and proprietary rights, Diversa’s dependence on its existing collaborators (including Syngenta) and collaborations and ability to enter into and/or maintain and perform under collaboration and joint venture agreements in the future, delays in obtaining regulatory approval for Diversa’s products, Diversa’s ability to commercialize products, customer adoption of Diversa products, Diversa’s ability to penetrate the market with new products, and the development or availability of competitive products or technologies. Certain of these factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Martin Sabarsky

Corporate Development & Investor Relations

Diversa Corporation

(858) 526-5166

Jason Spark for Diversa

Atkins + Associates

(858) 527-3491